NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0865

FOR IMMEDIATE RELEASE

Laclede Gas Rate Settlement Filed

ST. LOUIS, MO, August 31, 2005 — A Stipulation and Agreement was filed today with the Missouri Public Service Commission (MPSC) that would settle the general rate case filed by Laclede Gas Company on February 18, 2005, requesting a $34 million increase in its base rates, or an average of $4.00 per month for the typical residential customer. The settlement, which would result in an average increase of $1.05 per month for the typical residential customer, has been agreed to by the Company, the Staff of the MPSC, the Missouri Office of the Public Counsel, the Missouri Department of Natural Resources, and Missouri Industrial Energy Consumers. The major provisions of the settlement are:

•	Laclede’s base rates would be increased by $10.5 million, of which $6.1 million is already being billed to customers in the form of Infrastructure System Replacement Surcharges (ISRS). The current surcharges will be eliminated with the implementation of the new base rates. In addition, Laclede’s Purchased Gas Adjustment (PGA) rates would be increased by $4.1 million to recover the costs Laclede incurs to finance its investment in gas supplies that it injects underground in the summer for its use during the winter. Together, the base and PGA rate increases will raise existing rates by $8.5 million annually, which would result in an overall average increase of approximately 1%, for the typical residential customer.

Laclede would contribute $1 million annually to fund a new low-income energy assistance program to help the Company’s most vulnerable customers with their utility bills in exchange for their commitment to conserve energy and improve their payment performance, and would increase the funding for the Company’s existing low income weatherization program from $300,000 to $500,000 annually.

•	Laclede would contribute $300,000 annually to fund an expansion of the number and size of various energy efficiency programs that customers can use to reduce their consumption of natural gas and save on their utility bills.

•	In exchange for a reduction in the Company’s overall revenue requirement, Laclede would retain revenues it realizes in connection with the release of pipeline capacity and the sale of gas to off-system customers.

•	Laclede would have the opportunity to retain a portion of savings it realizes in connection with the procurement of gas supplies and related financial hedging instruments.

•	Laclede’s present weather mitigation rate design would be continued.

•	Laclede’s depreciation method, which was affirmed by the MPSC earlier this year after the Company appealed the MPSC’s decision in the Company’s 1999 rate case rejecting such method, would be implemented, resulting in increased cash flow to the Company.

The settlement is subject to review and approval by the Commission.

The rate increase covers increased costs Laclede incurs to operate and maintain its 15,000-mile distribution and storage system through which it distributes gas to its 630,000 customers. Laclede last received such a general rate increase in 2002.

Laclede Gas, the largest natural gas distribution company in Missouri, is a subsidiary of The Laclede Group (NYSE: LG).

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission.